Exhibit 99.1

IMPLANT SCIENCES PROVIDES UPDATE ON SENIOR SECURED CONVERTIBLE PROMISSORY NOTES, LINE OF CREDIT AND FINANCING

WILMINGTON, Mass.--(BUSINESS WIRE) December 23, 2009 - Implant Sciences Corporation (OTCBB:IMSC), a supplier of systems and sensors for the homeland security market and related industries, today announced that it is continuing to engage in negotiations on financing following the missed payment on the Company’s senior secured promissory notes and revolving promissory note that was due on December 10, 2009. On December 20, 2009, the Company received written notice from DMRJ Group LLC (“DMRJ”), stating that the Company was in default of its obligations to DMRJ.  The Company failed to pay an aggregate of $7,505,678 in principal, together with approximately $149,292 of interest, due on such date to DMRJ upon the maturity of (i) an amended and restate senior secured convertible promissory note dated March 12, 2009, (ii) a senior secured convertible promissory note dated July 1, 2009 and (iii) a revolving promissory note dated September 4, 2009.  The Company is currently in negotiations with DMRJ with respect to these defaults.

Additional information can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries. The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that: if third party credit is unavailable, our working capital could be restricted and we may not be able to borrow capital; and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

Implant Sciences Corporation
Glenn Bolduc, CEO
978 752-1700
gbolduc@implantsciences.com